                                                 -------------------------------
                                                          OMB APPROVAL
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                                                  hours per response . . . 14.90
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                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                  SCHEDULE 13D
                                 (Rule 13d-101)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
            TO RULE 13d-1(a) AND AMENDMENTS THERETO FILED PURSUANT TO
                                  RULE 13d-2(a)

                               (Amendment No. 5)1

                      Momentum Business Applications, Inc.
                                (Name of Issuer)

                 Class A Common Stock, par value $.001 per share
                         (Title of Class of Securities)

                                    60877P108
                                 (CUSIP Number)

                                 Mark C. Wehrly
                       Farallon Capital Management, L.L.C.
                         One Maritime Plaza, Suite 1325
                         San Francisco, California 94111
                                 (415) 421-2132
                  (Name, Address and Telephone Number of Person
                Authorized to Receive Notices and Communications)

                                January 21, 2000
             (Date of Event which Requires Filing of this Statement)

     If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13d-1(f) or 13d-1(g), check the following box [ ].

          Note. Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7(b) for other parties to whom copies are to be sent.

                         (Continued on following pages)
                               Page 1 of 35 Pages
                         Exhibit Index Found on Page 34


--------------------------
     1 The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

     The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                       13D
===============================
CUSIP No. 60877P108
===============================
---------======================================================================
   1     NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         Farallon Capital Partners, L.P.
---------======================================================================
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a) [   ]

                                                                 (b) [ X ]**
         ** The reporting  persons  making this filing hold an aggregate of
            716,324 Shares, which is 15.3% of the class of securities.
            The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.
---------======================================================================
   3     SEC USE ONLY

---------======================================================================
   4     SOURCE OF FUNDS*

         WC, OO
---------======================================================================
   5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEM 2(d) OR 2(e)
                                                                     [   ]

---------======================================================================
   6     CITIZENSHIP OR PLACE OF ORGANIZATION

         California
----------------------=========================================================
   NUMBER OF      7   SOLE VOTING POWER

    SHARES            -0-
                ------=========================================================
 BENEFICIALLY     8   SHARED VOTING POWER

   OWNED BY           151,039
                ------=========================================================
     EACH         9   SOLE DISPOSITIVE POWER

   REPORTING          -0-
                ------=========================================================
  PERSON WITH    10   SHARED DISPOSITIVE POWER

                      151,039
----------------------=========================================================
   11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         151,039
---------======================================================================
   12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
         CERTAIN SHARES*
                                                                     [   ]

---------======================================================================
   13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         3.2%
---------======================================================================
   14    TYPE OF REPORTING PERSON*

         PN
---------======================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 2 of 35 Pages

                                       13D
===============================
CUSIP No. 60877P108
===============================

---------======================================================================
   1     NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         Farallon Capital Institutional Partners, L.P.
---------======================================================================
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a) [   ]

                                                                 (b) [ X ]**
         ** The reporting  persons  making this filing hold an aggregate of
            716,324 Shares, which is 15.3% of the class of securities.
            The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.
---------======================================================================
   3     SEC USE ONLY

---------======================================================================
   4     SOURCE OF FUNDS*

         WC
---------======================================================================
   5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEM 2(d) OR 2(e)
                                                                     [   ]
---------======================================================================
   6     CITIZENSHIP OR PLACE OF ORGANIZATION

         California
----------------------=========================================================
   NUMBER OF      7   SOLE VOTING POWER

    SHARES            -0-
                ------=========================================================
 BENEFICIALLY     8   SHARED VOTING POWER

   OWNED BY           121,780
                ------=========================================================
     EACH         9   SOLE DISPOSITIVE POWER

   REPORTING          -0-
                ------=========================================================
  PERSON WITH    10   SHARED DISPOSITIVE POWER

                      121,780
----------------------=========================================================
   11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         121,780
---------======================================================================
   12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
         CERTAIN SHARES*
                                                                     [   ]

---------======================================================================
   13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         2.6%
---------======================================================================
   14    TYPE OF REPORTING PERSON*

         PN
---------======================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 3 of 35 Pages

                                       13D
===============================
CUSIP No. 60877P108
===============================

---------======================================================================
   1     NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         Farallon Capital Institutional Partners II, L.P.
---------======================================================================
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a) [   ]

                                                                 (b) [ X ]**
         ** The reporting  persons  making this filing hold an aggregate of
            716,324 Shares, which is 15.3% of the class of securities.
            The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.
---------======================================================================
   3     SEC USE ONLY

---------======================================================================
   4     SOURCE OF FUNDS*

         WC
---------======================================================================
   5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEM 2(d) OR 2(e)
                                                                     [   ]
---------======================================================================
   6     CITIZENSHIP OR PLACE OF ORGANIZATION

         California
----------------------=========================================================
   NUMBER OF      7   SOLE VOTING POWER

    SHARES            -0-
                ------=========================================================
 BENEFICIALLY     8   SHARED VOTING POWER

   OWNED BY           43,570
                ------=========================================================
     EACH         9   SOLE DISPOSITIVE POWER

   REPORTING          -0-
                ------=========================================================
  PERSON WITH    10   SHARED DISPOSITIVE POWER

                      43,570
----------------------=========================================================
   11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         43,570
---------======================================================================
   12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
         CERTAIN SHARES*
                                                                     [   ]

---------======================================================================
   13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         0.9%
---------======================================================================
   14    TYPE OF REPORTING PERSON*

         PN
---------======================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 4 of 35 Pages

                                       13D
===============================
CUSIP No. 60877P108
===============================

---------======================================================================
   1     NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         Farallon Capital Institutional Partners III, L.P.
---------======================================================================
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a) [   ]

                                                                 (b) [ X ]**
         ** The reporting  persons  making this filing hold an aggregate of
            716,324 Shares, which is 15.3% of the class of securities.
            The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.
---------======================================================================
   3     SEC USE ONLY

---------======================================================================
   4     SOURCE OF FUNDS*

         WC
---------======================================================================
   5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEM 2(d) OR 2(e)
                                                                     [   ]
---------======================================================================
   6     CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware
----------------------=========================================================
   NUMBER OF      7   SOLE VOTING POWER

    SHARES            -0-
                ------=========================================================
 BENEFICIALLY     8   SHARED VOTING POWER

   OWNED BY           30,740
                ------=========================================================
     EACH         9   SOLE DISPOSITIVE POWER

   REPORTING          -0-
                ------=========================================================
  PERSON WITH    10   SHARED DISPOSITIVE POWER

                      30,740
----------------------=========================================================
   11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         30,740
---------======================================================================
   12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
         CERTAIN SHARES*
                                                                     [   ]

---------======================================================================
   13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         0.7%
---------======================================================================
   14    TYPE OF REPORTING PERSON*

         PN
---------======================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 5 of 35 Pages

                                       13D
===============================
CUSIP No. 60877P108
===============================

---------======================================================================
   1     NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         Tinicum Partners, L.P.
---------======================================================================
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a) [   ]

                                                                 (b) [ X ]**
         ** The reporting  persons  making this filing hold an aggregate of
            716,324 Shares, which is 15.3% of the class of securities.
            The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.
---------======================================================================
   3     SEC USE ONLY

---------======================================================================
   4     SOURCE OF FUNDS*

         WC, OO
---------======================================================================
   5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEM 2(d) OR 2(e)
                                                                     [   ]
---------======================================================================
   6     CITIZENSHIP OR PLACE OF ORGANIZATION

         New York
----------------------=========================================================
   NUMBER OF      7   SOLE VOTING POWER

    SHARES            -0-
                ------=========================================================
 BENEFICIALLY     8   SHARED VOTING POWER

   OWNED BY           14,145
                ------=========================================================
     EACH         9   SOLE DISPOSITIVE POWER

   REPORTING          -0-
                ------=========================================================
  PERSON WITH    10   SHARED DISPOSITIVE POWER

                      14,145
----------------------=========================================================
   11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         14,145
---------======================================================================
   12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
         CERTAIN SHARES*
                                                                     [   ]

---------======================================================================
   13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         0.3%
---------======================================================================
   14    TYPE OF REPORTING PERSON*

         PN
---------======================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               Page 6 of 35 Pages

                                       13D
===============================
CUSIP No. 60877P108
===============================

---------======================================================================
   1     NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         Farallon Capital Management, L.L.C.
---------======================================================================
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a) [   ]

                                                                 (b) [ X ]**
         ** The reporting  persons  making this filing hold an aggregate of
            716,324 Shares, which is 15.3% of the class of securities.
            The reporting person on this cover page, however,  may be
            deemed a beneficial owner only of the securities reported by it on this cover page.
---------======================================================================
   3     SEC USE ONLY

---------======================================================================
   4     SOURCE OF FUNDS*

         OO
---------======================================================================
   5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEM 2(d) OR 2(e)
                                                                     [   ]
---------======================================================================
   6     CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware
----------------------=========================================================
   NUMBER OF      7   SOLE VOTING POWER

    SHARES            -0-
                ------=========================================================
 BENEFICIALLY     8   SHARED VOTING POWER

   OWNED BY           355,050
                ------=========================================================
     EACH         9   SOLE DISPOSITIVE POWER

   REPORTING          -0-
                ------=========================================================
  PERSON WITH    10   SHARED DISPOSITIVE POWER

                      355,050
----------------------=========================================================
   11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         355,050
---------======================================================================
   12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
         CERTAIN SHARES*
                                                                     [   ]

---------======================================================================
   13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         7.6%
---------======================================================================
   14    TYPE OF REPORTING PERSON*

         IA, OO
---------======================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 7 of 35 Pages

                                       13D
===============================
CUSIP No. 60877P108
===============================

---------======================================================================
   1     NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         Farallon Partners, L.L.C.
---------======================================================================
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a) [   ]

                                                                 (b) [ X ]**
         ** The reporting  persons  making this filing hold an aggregate of
            716,324 Shares, which is 15.3% of the class of securities.
            The reporting person on this cover page, however,  may be
            deemed a beneficial owner only of the securities reported by it on this cover page.
---------======================================================================
   3     SEC USE ONLY

---------======================================================================
   4     SOURCE OF FUNDS*

         AF
---------======================================================================
   5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEM 2(d) OR 2(e)
                                                                     [   ]
---------======================================================================
   6     CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware
----------------------=========================================================
   NUMBER OF      7   SOLE VOTING POWER

    SHARES            -0-
                ------=========================================================
 BENEFICIALLY     8   SHARED VOTING POWER

   OWNED BY           361,274
                ------=========================================================
     EACH         9   SOLE DISPOSITIVE POWER

   REPORTING          -0-
                ------=========================================================
  PERSON WITH    10   SHARED DISPOSITIVE POWER

                      361,274
----------------------=========================================================
   11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         361,274
---------======================================================================
   12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
         CERTAIN SHARES*
                                                                     [   ]

---------======================================================================
   13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         7.7%
---------======================================================================
   14    TYPE OF REPORTING PERSON*

         OO
---------======================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 8 of 35 Pages

                                       13D
===============================
CUSIP No. 60877P108
===============================

---------======================================================================
   1     NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         Enrique H. Boilini
---------======================================================================
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a) [   ]

                                                                 (b) [ X ]**
         ** The reporting  persons  making this filing hold an aggregate of
            716,324 Shares, which is 15.3% of the class of securities.
            The reporting person on this cover page, however,  may be
            deemed a beneficial owner only of the securities reported by it on this cover page.
---------======================================================================
   3     SEC USE ONLY

---------======================================================================
   4     SOURCE OF FUNDS*

         AF, OO
---------======================================================================
   5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEM 2(d) OR 2(e)
                                                                     [   ]
---------======================================================================
   6     CITIZENSHIP OR PLACE OF ORGANIZATION
         Argentina
----------------------=========================================================
   NUMBER OF      7   SOLE VOTING POWER

    SHARES            -0-
                ------=========================================================
 BENEFICIALLY     8   SHARED VOTING POWER

   OWNED BY           716,324
                ------=========================================================
     EACH         9   SOLE DISPOSITIVE POWER

   REPORTING          -0-
                ------=========================================================
  PERSON WITH    10   SHARED DISPOSITIVE POWER

                      716,324
----------------------=========================================================
   11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         716,324
---------======================================================================
   12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
         CERTAIN SHARES*
                                                                     [   ]
---------======================================================================
   13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         15.3%
---------======================================================================
   14    TYPE OF REPORTING PERSON*

         IN
---------======================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 9 of 35 Pages

                                       13D
===============================
CUSIP No. 60877P108
===============================

---------======================================================================
   1     NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         David I. Cohen
---------======================================================================
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a) [   ]

                                                                 (b) [ X ]**
         ** The reporting  persons  making this filing hold an aggregate of
            716,324 Shares, which is 15.3% of the class of securities.
            The reporting person on this cover page, however,  may be
            deemed a beneficial owner only of the securities reported by it on this cover page.
---------======================================================================
   3     SEC USE ONLY

---------======================================================================
   4     SOURCE OF FUNDS*

         AF, OO
---------======================================================================
   5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEM 2(d) OR 2(e)
                                                                     [   ]
---------======================================================================
   6     CITIZENSHIP OR PLACE OF ORGANIZATION
         South Africa
----------------------=========================================================
   NUMBER OF      7   SOLE VOTING POWER

    SHARES            -0-
                ------=========================================================
 BENEFICIALLY     8   SHARED VOTING POWER

   OWNED BY           716,324
                ------=========================================================
     EACH         9   SOLE DISPOSITIVE POWER

   REPORTING          -0-
                ------=========================================================
  PERSON WITH    10   SHARED DISPOSITIVE POWER

                      716,324
----------------------=========================================================
   11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         716,324
---------======================================================================
   12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
         CERTAIN SHARES*
                                                                     [   ]
---------======================================================================
   13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         15.3%
---------======================================================================
   14    TYPE OF REPORTING PERSON*

         IN
---------======================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                              Page 10 of 35 Pages

                                       13D
===============================
CUSIP No. 60877P108
===============================

---------======================================================================
   1     NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         Joseph F. Downes
---------======================================================================
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a) [   ]

                                                                 (b) [ X ]**
         ** The reporting  persons  making this filing hold an aggregate of
            716,324 Shares, which is 15.3% of the class of securities.
            The reporting person on this cover page, however,  may be
            deemed a beneficial owner only of the securities reported by it on this cover page.
---------======================================================================
   3     SEC USE ONLY

---------======================================================================
   4     SOURCE OF FUNDS*

         AF, OO
---------======================================================================
   5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEM 2(d) OR 2(e)
                                                                     [   ]
---------======================================================================
   6     CITIZENSHIP OR PLACE OF ORGANIZATION
         United States
----------------------=========================================================
   NUMBER OF      7   SOLE VOTING POWER

    SHARES            -0-
                ------=========================================================
 BENEFICIALLY     8   SHARED VOTING POWER

   OWNED BY           716,324
                ------=========================================================
     EACH         9   SOLE DISPOSITIVE POWER

   REPORTING          -0-
                ------=========================================================
  PERSON WITH    10   SHARED DISPOSITIVE POWER

                      716,324
----------------------=========================================================
   11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         716,324
---------======================================================================
   12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
         CERTAIN SHARES*
                                                                     [   ]
---------======================================================================
   13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         15.3%
---------======================================================================
   14    TYPE OF REPORTING PERSON*

         IN
---------======================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                              Page 11 of 35 Pages

                                       13D
===============================
CUSIP No. 60877P108
===============================

---------======================================================================
   1     NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         William F. Duhamel
---------======================================================================
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a) [   ]

                                                                 (b) [ X ]**
         ** The reporting  persons  making this filing hold an aggregate of
            716,324 Shares, which is 15.3% of the class of securities.
            The reporting person on this cover page, however,  may be
            deemed a beneficial owner only of the securities reported by it on this cover page.
---------======================================================================
   3     SEC USE ONLY

---------======================================================================
   4     SOURCE OF FUNDS*

         AF, OO
---------======================================================================
   5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEM 2(d) OR 2(e)
                                                                     [   ]
---------======================================================================
   6     CITIZENSHIP OR PLACE OF ORGANIZATION
         United States
----------------------=========================================================
   NUMBER OF      7   SOLE VOTING POWER

    SHARES            -0-
                ------=========================================================
 BENEFICIALLY     8   SHARED VOTING POWER

   OWNED BY           716,324
                ------=========================================================
     EACH         9   SOLE DISPOSITIVE POWER

   REPORTING          -0-
                ------=========================================================
  PERSON WITH    10   SHARED DISPOSITIVE POWER

                      716,324
----------------------=========================================================
   11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         716,324
---------======================================================================
   12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
         CERTAIN SHARES*
                                                                     [   ]
---------======================================================================
   13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         15.3%
---------======================================================================
   14    TYPE OF REPORTING PERSON*

         IN
---------======================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                              Page 12 of 35 Pages

                                       13D
===============================
CUSIP No. 60877P108
===============================

---------======================================================================
   1     NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         Fleur E. Fairman
---------======================================================================
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a) [   ]

                                                                 (b) [ X ]**
         ** The reporting  persons  making this filing hold an aggregate of
            716,324 Shares, which is 15.3% of the class of securities.
            The reporting person on this cover page, however,  may be
            deemed a beneficial owner only of the securities reported by it on this cover page.
---------======================================================================
   3     SEC USE ONLY

---------======================================================================
   4     SOURCE OF FUNDS*

         AF
---------======================================================================
   5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEM 2(d) OR 2(e)
                                                                     [   ]
---------======================================================================
   6     CITIZENSHIP OR PLACE OF ORGANIZATION
         United States
----------------------=========================================================
   NUMBER OF      7   SOLE VOTING POWER

    SHARES            -0-
                ------=========================================================
 BENEFICIALLY     8   SHARED VOTING POWER

   OWNED BY           361,274
                ------=========================================================
     EACH         9   SOLE DISPOSITIVE POWER

   REPORTING          -0-
                ------=========================================================
  PERSON WITH    10   SHARED DISPOSITIVE POWER

                      361,274
----------------------=========================================================
   11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         361,274
---------======================================================================
   12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
         CERTAIN SHARES*
                                                                     [   ]

---------======================================================================
   13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         7.7%
---------======================================================================
   14    TYPE OF REPORTING PERSON*

         IN
---------======================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                              Page 13 of 35 Pages

                                       13D
===============================
CUSIP No. 60877P108
===============================

---------======================================================================
   1     NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         Jason M. Fish
---------======================================================================
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a) [   ]

                                                                 (b) [ X ]**
         ** The reporting  persons  making this filing hold an aggregate of
            716,324 Shares, which is 15.3% of the class of securities.
            The reporting person on this cover page, however,  may be
            deemed a beneficial owner only of the securities reported by it on this cover page.
---------======================================================================
   3     SEC USE ONLY

---------======================================================================
   4     SOURCE OF FUNDS*

         AF, OO
---------======================================================================
   5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEM 2(d) OR 2(e)
                                                                     [   ]
---------======================================================================
   6     CITIZENSHIP OR PLACE OF ORGANIZATION
         United States
----------------------=========================================================
   NUMBER OF      7   SOLE VOTING POWER

    SHARES            -0-
                ------=========================================================
 BENEFICIALLY     8   SHARED VOTING POWER

   OWNED BY           716,324
                ------=========================================================
     EACH         9   SOLE DISPOSITIVE POWER

   REPORTING          -0-
                ------=========================================================
  PERSON WITH    10   SHARED DISPOSITIVE POWER

                      716,324
----------------------=========================================================
   11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         716,324
---------======================================================================
   12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
         CERTAIN SHARES*
                                                                     [   ]
---------======================================================================
   13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         15.3%
---------======================================================================
   14    TYPE OF REPORTING PERSON*

         IN
---------======================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                              Page 14 of 35 Pages

                                       13D
===============================
CUSIP No. 60877P108
===============================

---------======================================================================
   1     NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         Andrew B. Fremder
---------======================================================================
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a) [   ]

                                                                 (b) [ X ]**
         ** The reporting  persons  making this filing hold an aggregate of
            716,324 Shares, which is 15.3% of the class of securities.
            The reporting person on this cover page, however,  may be
            deemed a beneficial owner only of the securities reported by it on this cover page.
---------======================================================================
   3     SEC USE ONLY

---------======================================================================
   4     SOURCE OF FUNDS*

         AF, OO
---------======================================================================
   5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEM 2(d) OR 2(e)
                                                                     [   ]
---------======================================================================
   6     CITIZENSHIP OR PLACE OF ORGANIZATION
         United States
----------------------=========================================================
   NUMBER OF      7   SOLE VOTING POWER

    SHARES            -0-
                ------=========================================================
 BENEFICIALLY     8   SHARED VOTING POWER

   OWNED BY           716,324
                ------=========================================================
     EACH         9   SOLE DISPOSITIVE POWER

   REPORTING          -0-
                ------=========================================================
  PERSON WITH    10   SHARED DISPOSITIVE POWER

                      716,324
----------------------=========================================================
   11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         716,324
---------======================================================================
   12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
         CERTAIN SHARES*
                                                                     [   ]
---------======================================================================
   13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         15.3%
---------======================================================================
   14    TYPE OF REPORTING PERSON*

         IN
---------======================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                              Page 15 of 35 Pages

                                       13D
===============================
CUSIP No. 60877P108
===============================

---------======================================================================
   1     NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         Richard B. Fried
---------======================================================================
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a) [   ]

                                                                 (b) [ X ]**
         ** The reporting  persons  making this filing hold an aggregate of
            716,324 Shares, which is 15.3% of the class of securities.
            The reporting person on this cover page, however,  may be
            deemed a beneficial owner only of the securities reported by it on this cover page.
---------======================================================================
   3     SEC USE ONLY

---------======================================================================
   4     SOURCE OF FUNDS*

         AF, OO
---------======================================================================
   5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEM 2(d) OR 2(e)
                                                                     [   ]
---------======================================================================
   6     CITIZENSHIP OR PLACE OF ORGANIZATION
         United States
----------------------=========================================================
   NUMBER OF      7   SOLE VOTING POWER

    SHARES            -0-
                ------=========================================================
 BENEFICIALLY     8   SHARED VOTING POWER

   OWNED BY           716,324
                ------=========================================================
     EACH         9   SOLE DISPOSITIVE POWER

   REPORTING          -0-
                ------=========================================================
  PERSON WITH    10   SHARED DISPOSITIVE POWER

                      716,324
----------------------=========================================================
   11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         716,324
---------======================================================================
   12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
         CERTAIN SHARES*
                                                                     [   ]
---------======================================================================
   13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         15.3%
---------======================================================================
   14    TYPE OF REPORTING PERSON*

         IN
---------======================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                              Page 16 of 35 Pages

                                       13D
===============================
CUSIP No. 60877P108
===============================

---------======================================================================
   1     NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         William F. Mellin
---------======================================================================
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a) [   ]

                                                                 (b) [ X ]**
         ** The reporting  persons  making this filing hold an aggregate of
            716,324 Shares, which is 15.3% of the class of securities.
            The reporting person on this cover page, however,  may be
            deemed a beneficial owner only of the securities reported by it on this cover page.
---------======================================================================
   3     SEC USE ONLY

---------======================================================================
   4     SOURCE OF FUNDS*

         AF, OO
---------======================================================================
   5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEM 2(d) OR 2(e)
                                                                     [   ]
---------======================================================================
   6     CITIZENSHIP OR PLACE OF ORGANIZATION
         United States
----------------------=========================================================
   NUMBER OF      7   SOLE VOTING POWER

    SHARES            -0-
                ------=========================================================
 BENEFICIALLY     8   SHARED VOTING POWER

   OWNED BY           716,324
                ------=========================================================
     EACH         9   SOLE DISPOSITIVE POWER

   REPORTING          -0-
                ------=========================================================
  PERSON WITH    10   SHARED DISPOSITIVE POWER

                      716,324
----------------------=========================================================
   11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         716,324
---------======================================================================
   12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
         CERTAIN SHARES*
                                                                     [   ]
---------======================================================================
   13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         15.3%
---------======================================================================
   14    TYPE OF REPORTING PERSON*

         IN
---------======================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                              Page 17 of 35 Pages

                                       13D
===============================
CUSIP No. 60877P108
===============================

---------======================================================================
   1     NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         Stephen L. Millham
---------======================================================================
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a) [   ]

                                                                 (b) [ X ]**
         ** The reporting  persons  making this filing hold an aggregate of
            716,324 Shares, which is 15.3% of the class of securities.
            The reporting person on this cover page, however,  may be
            deemed a beneficial owner only of the securities reported by it on this cover page.
---------======================================================================
   3     SEC USE ONLY

---------======================================================================
   4     SOURCE OF FUNDS*

         AF, OO
---------======================================================================
   5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEM 2(d) OR 2(e)
                                                                     [   ]
---------======================================================================
   6     CITIZENSHIP OR PLACE OF ORGANIZATION
         United States
----------------------=========================================================
   NUMBER OF      7   SOLE VOTING POWER

    SHARES            -0-
                ------=========================================================
 BENEFICIALLY     8   SHARED VOTING POWER

   OWNED BY           716,324
                ------=========================================================
     EACH         9   SOLE DISPOSITIVE POWER

   REPORTING          -0-
                ------=========================================================
  PERSON WITH    10   SHARED DISPOSITIVE POWER

                      716,324
----------------------=========================================================
   11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         716,324
---------======================================================================
   12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
         CERTAIN SHARES*
                                                                     [   ]
---------======================================================================
   13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         15.3%
---------======================================================================
   14    TYPE OF REPORTING PERSON*

         IN
---------======================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                              Page 18 of 35 Pages

                                       13D
===============================
CUSIP No. 60877P108
===============================

---------======================================================================
   1     NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         Meridee A. Moore
---------======================================================================
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a) [   ]

                                                                 (b) [ X ]**
         ** The reporting  persons  making this filing hold an aggregate of
            716,324 Shares, which is 15.3% of the class of securities.
            The reporting person on this cover page, however,  may be
            deemed a beneficial owner only of the securities reported by it on this cover page.
---------======================================================================
   3     SEC USE ONLY

---------======================================================================
   4     SOURCE OF FUNDS*

         AF, OO
---------======================================================================
   5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEM 2(d) OR 2(e)
                                                                     [   ]
---------======================================================================
   6     CITIZENSHIP OR PLACE OF ORGANIZATION
         United States
----------------------=========================================================
   NUMBER OF      7   SOLE VOTING POWER

    SHARES            -0-
                ------=========================================================
 BENEFICIALLY     8   SHARED VOTING POWER

   OWNED BY           716,324
                ------=========================================================
     EACH         9   SOLE DISPOSITIVE POWER

   REPORTING          -0-
                ------=========================================================
  PERSON WITH    10   SHARED DISPOSITIVE POWER

                      716,324
----------------------=========================================================
   11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         716,324
---------======================================================================
   12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
         CERTAIN SHARES*
                                                                     [   ]
---------======================================================================
   13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         15.3%
---------======================================================================
   14    TYPE OF REPORTING PERSON*

         IN
---------======================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                              Page 19 of 35 Pages

                                       13D
===============================
CUSIP No. 60877P108
===============================

---------======================================================================
   1     NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         Thomas F. Steyer
---------======================================================================
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a) [   ]

                                                                 (b) [ X ]**
         ** The reporting  persons  making this filing hold an aggregate of
            716,324 Shares, which is 15.3% of the class of securities.
            The reporting person on this cover page, however,  may be
            deemed a beneficial owner only of the securities reported by it on this cover page.
---------======================================================================
   3     SEC USE ONLY

---------======================================================================
   4     SOURCE OF FUNDS*

         AF, OO
---------======================================================================
   5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEM 2(d) OR 2(e)
                                                                     [   ]
---------======================================================================
   6     CITIZENSHIP OR PLACE OF ORGANIZATION
         United States
----------------------=========================================================
   NUMBER OF      7   SOLE VOTING POWER

    SHARES            -0-
                ------=========================================================
 BENEFICIALLY     8   SHARED VOTING POWER

   OWNED BY           716,324
                ------=========================================================
     EACH         9   SOLE DISPOSITIVE POWER

   REPORTING          -0-
                ------=========================================================
  PERSON WITH    10   SHARED DISPOSITIVE POWER

                      716,324
----------------------=========================================================
   11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         716,324
---------======================================================================
   12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
         CERTAIN SHARES*
                                                                     [   ]
---------======================================================================
   13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         15.3%
---------======================================================================
   14    TYPE OF REPORTING PERSON*

         IN
---------======================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                              Page 20 of 35 Pages

                                      13D
===============================
CUSIP No. 60877P108
===============================

---------======================================================================
   1     NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         Mark C. Wehrly
---------======================================================================
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a) [   ]

                                                                 (b) [ X ]**
         ** The reporting  persons  making this filing hold an aggregate of
            716,324 Shares, which is 15.3% of the class of securities.
            The reporting person on this cover page, however,  may be
            deemed a beneficial owner only of the securities reported by it on this cover page.
---------======================================================================
   3     SEC USE ONLY

---------======================================================================
   4     SOURCE OF FUNDS*

         AF, OO
---------======================================================================
   5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEM 2(d) OR 2(e)
                                                                     [   ]
---------======================================================================
   6     CITIZENSHIP OR PLACE OF ORGANIZATION
         United States
----------------------=========================================================
   NUMBER OF      7   SOLE VOTING POWER

    SHARES            -0-
                ------=========================================================
 BENEFICIALLY     8   SHARED VOTING POWER

   OWNED BY           716,324
                ------=========================================================
     EACH         9   SOLE DISPOSITIVE POWER

   REPORTING          -0-
                ------=========================================================
  PERSON WITH    10   SHARED DISPOSITIVE POWER

                      716,324
----------------------=========================================================
   11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         716,324
---------======================================================================
   12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
         CERTAIN SHARES*
                                                                     [   ]
---------======================================================================
   13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         15.3%
---------======================================================================
   14    TYPE OF REPORTING PERSON*

         IN
---------======================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                              Page 21 of 35 Pages

     This Amendment No. 5 to Schedule 13D amends the Schedule 13D initially filed on March 3, 1999 (collectively, with all amendments thereto, the "Schedule 13D").

Item 2. Identity And Background

     Items 2(a) and 2(b) of the Schedule 13D is amended and restated in its entirety as follows:

     (a) This statement is filed by the entities and persons listed below, all of whom together are referred to herein as the "Reporting Persons."

      The Partnerships

            (i)   Farallon  Capital   Partners,   L.P.,  a  California   limited
                  partnership ("FCP"), with respect to the Shares held by it;

            (ii) Farallon Capital Institutional Partners, L.P., a California limited partnership ("FCIP"), with respect to the Shares held by it;

            (iii) Farallon Capital Institutional Partners II, L.P., a California
                  limited partnership ("FCIP II"), with respect to the Shares held by it;

            (iv) Farallon Capital Institutional Partners III, L.P., a Delaware limited partnership ("FCIP III"), with respect to the Shares held by it; and

             (v)  Tinicum  Partners,   L.P.,  a  New  York  limited  partnership
                  ("Tinicum"), with respect to the Shares held by it.

     FCP, FCIP, FCIP II, FCIP III and Tinicum are together referred to herein as the "Partnerships."

      The Management Company

            (vi) Farallon Capital Management, L.L.C., a Delaware limited liability company (the "Management Company"), with respect to the Shares held by certain accounts managed by the Management Company (the "Managed Accounts").2

      The General Partner Of The Partnerships


--------------------------
     2 Of the Shares reported by the Management Company on behalf of the Managed Accounts, 3,925 Shares (equal to approximately .08% of the total Shares currently outstanding) are held by The Absolute Return Fund of The Common Fund, a non-profit corporation whose principal address is 450 Post Road East, Westport, Connecticut 06881.

                              Page 22 of 35 Pages

            (vii) Farallon  Partners,   L.L.C.,  a  Delaware  limited  liability
                  company which is the general partner of each of the Partnerships (the "General Partner"), with respect to the Shares held by each of the Partnerships.

      The Managing Members Of The General Partner And The Management Company

            (viii)The following  twelve persons who are managing members of both the General Partner and the Management Company, with respect to the Shares held by the Partnerships and the Managed
                  Accounts: Enrique H. Boilini ("Boilini"), David I. Cohen ("Cohen"), Joseph F. Downes ("Downes"), William F. Duhamel
                  ("Duhamel"), Jason M. Fish ("Fish"), Andrew B. Fremder ("Fremder"), Richard B. Fried ("Fried"), William F. Mellin ("Mellin"), Stephen L. Millham ("Millham"), Meridee A. Moore ("Moore"), Thomas F. Steyer ("Steyer") and Mark C. Wehrly ("Wehrly"); and

            (ix)  the thirteenth  managing member of the General Partner,  Fleur
                  E. Fairman ("Fairman"), with respect to the Shares held by the Partnerships.

     Boilini, Cohen, Downes, Duhamel, Fairman, Fish, Fremder, Fried, Mellin, Millham, Moore, Steyer and Wehrly are together referred to herein as the "Individual Reporting Persons."

      (b) The address of the principal business and principal office of (i) the Partnerships, the General Partner and the Management Company is One Maritime Plaza, Suite 1325, San Francisco, California 94111 and (ii) each of the Individual Reporting Persons is set forth in Annex 1 hereto.

Item 3. Source And Amount Of Funds And Other Consideration.

     Item 3 of the Schedule 13D is amended and supplemented by the following:

     The net investment cost (including commissions) for the Shares acquired by each of the Partnerships and Managed Accounts since the filing of the prior
Schedule 13D is set forth below:

      Entity         Shares Acquired    Approximate Net Investment Cost
      FCP               31,200               $228,329.88
      FCIP              25,200               $184,570.12
      FCIP II            3,300                $24,156.64
      FCIP III           6,700                $49,053.78
      Tinicum            1,200                 $8,780.38
      Managed
        Accounts        44,300               $324,319.20


                              Page 23 of 35 Pages

     The consideration for such acquisitions was obtained as follows: (i) with respect to FCIP, FCIP II and FCIP III, from working capital; (ii) with respect to FCP and Tinicum, from working capital, and/or from borrowings pursuant to margin accounts maintained in the ordinary course of business by FCP and Tinicum at Goldman, Sachs & Co.; and (iii) with respect to the Managed Accounts, from the working capital of each Managed Account and/or from borrowings pursuant to margin accounts maintained in the ordinary course of business by some of the Managed Accounts at Goldman, Sachs & Co. FCP, Tinicum and some of the Managed Accounts hold certain securities in their respective margin accounts at Goldman, Sachs & Co., and the accounts may from time to time have debit balances. It is not possible to determine the amount of borrowings, if any, used to acquire the Shares.

Item 5. Interest In Securities Of The Issuer.

     Item 5 of the Schedule 13D is amended and restated in its entirety as follows:

     (a) The Partnerships

          (a),(b) The information set forth in Rows 7 through 13 of the cover page hereto for each Partnership is incorporated herein by reference for each such Partnership. The percentage amount set forth in Row 13 for all cover pages filed herewith as well as Footnote Two hereto is calculated based upon the 4,693,826 Shares outstanding as of November 30, 1999 as reported by the Company in its Quarterly Report on Form 10-Q for the period ended October 31, 1999 filed with the Securities and Exchange Commission on December 15, 1999.

          (c) The trade dates, number of Shares purchased or sold and the price per Share (including commissions) for all purchases and sales of the Shares by the Partnerships since the filing of the prior
               Schedule 13D are set forth on Schedules A-E hereto and are incorporated herein by reference. All of such transactions were open-market transactions.

          (d) The General Partner has the power to direct the affairs of the Partnerships, including the disposition of the proceeds of the sale of the Shares. The Individual Reporting Persons are managing members of the General Partner.


                              Page 24 of 35 Pages

          (e)  Not applicable.

     (b) The Management Company

          (a),(b) The information set forth in Rows 7 through 13 of the cover page hereto for the Management Company is incorporated herein by reference.

          (c) The trade dates, number of Shares purchased or sold and the price per Share (including commissions) for all purchases and sales of the Shares by the Management Company on behalf of the Managed Accounts since the filing of the prior Schedule 13D are set forth on Schedule F hereto and are incorporated herein by reference. All of such transactions were open-market transactions.

          (d) The Management Company, as an investment adviser, has the power to direct the disposition of the proceeds of the sale of the Shares held by the Managed Accounts. The Individual Reporting Persons other than Fairman are managing members of the Management Company.

          (e)  Not applicable.

     (c) The General Partner

          (a),(b) The information set forth in Rows 7 through 13 of the cover page hereto for the General Partner is incorporated herein by reference.

          (c)  None.

          (d) The General Partner has the power to direct the affairs of the Partnerships, including the disposition of the proceeds of the sale of the Shares. The Individual Reporting Persons are managing members of the General Partner.

          (e)  Not applicable.

     (d) The Individual Reporting Persons

          (a),(b) The information set forth in Rows 7 through 13 of the cover page hereto for each Individual Reporting Person is incorporated herein by reference for each such Individual Reporting Person.

          (c)  None.

          (d) The General Partner has the power to direct the affairs of the Partnerships, including the disposition of the proceeds of the sale of the Shares. The Management Company, as an investment adviser, has the power to direct the disposition of the proceeds of the sale of the Shares held by the Managed Ac-


                              Page 25 of 35 Pages
               counts. The Individual Reporting Persons are managing members of the General Partner. The Individual Reporting Persons other than Fairman are managing members of the Management Company.

          (e)  Not applicable.

     The Shares reported hereby for the Partnerships are owned directly by the Partnerships and those reported by the Management Company on behalf of the Managed Accounts are owned directly by the Managed Accounts. The General Partner, as general partner to the Partnerships, may be deemed to be the beneficial owner of all such Shares owned by the Partnerships. The Management Company, as investment adviser to the Managed Accounts, may be deemed to be the beneficial owner of all such Shares owned by the Managed Accounts. The twelve Individual Reporting Persons who are managing members of both the General Partner and the Management Company may each be deemed to be the beneficial owner of all such Shares held by the Partnerships and the Managed Accounts. Fairman, as a managing member of only the General Partner, may be deemed to be the beneficial owner of all such Shares held by the Partnerships. Each of the Management Company, the General Partner and the Individual Reporting Persons hereby disclaims any beneficial ownership of any such Shares.

Item 7. Materials To Be Filed As Exhibits.

     There is filed herewith as Exhibit 1 a Power of Attorney by Mark C. Wehrly in favor of David I. Cohen.










                              Page 26 of 35 Pages

                                   SIGNATURES

     After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

Dated: January 31, 2000

                    /s/ David I. Cohen
                    ----------------------------------------
                    FARALLON PARTNERS, L.L.C.,
                    on its own behalf and as General Partner of
                    FARALLON CAPITAL PARTNERS, L.P.,
                    FARALLON CAPITAL INSTITUTIONAL PARTNERS, L.P., FARALLON CAPITAL INSTITUTIONAL PARTNERS II, L.P., FARALLON CAPITAL INSTITUTIONAL PARTNERS III, L.P., And TINICUM PARTNERS, L.P.,
                    By David I. Cohen,
                    Managing Member

                    /s/ David I. Cohen
                    ----------------------------------------
                    FARALLON CAPITAL MANAGEMENT, L.L.C.,
                    By David I. Cohen,
                    Managing Member

                    /s/ David I. Cohen
                    ----------------------------------------
                    David I. Cohen, individually and as attorney-in-fact for each of Enrique H. Boilini, Joseph F. Downes, William F. Duhamel, Fleur E. Fairman, Jason M. Fish, Andrew B. Fremder, Richard B. Fried, William F. Mellin, Stephen L. Millham, Meridee A. Moore, Thomas F. Steyer and Mark C. Wehrly.

     The Powers of Attorney, each executed by Boilini, Downes, Fairman, Fish, Fremder, Mellin, Millham, Moore and Steyer authorizing Cohen to sign and file this Schedule 13D on each person's behalf, which were filed with Amendment No. 5 to the Schedule 13D filed with the Securities and Exchange Commission on February 2, 1998, by such Reporting Persons with respect to the Units of Axogen Limited, are hereby incorporated by reference. The Powers of Attorney, each executed by Duhamel and Fried authorizing Cohen to sign and file this Schedule 13D on each person's behalf, which were filed with Amendment No. 2 to the
Schedule 13D filed with the Securities and Exchange Commission on February 22, 1999 by such Reporting Persons with respect to the Common Stock of SEQUUS Pharmaceuticals, Inc., are hereby incorporated by reference. The Power of Attorney, executed by Mark C. Wehrly, authorizing Cohen to sign and file this
Schedule 13D on behalf of Wehrly is attached hereto and filed herewith.


                              Page 27 of 35 Pages

                                   SCHEDULE A

                         FARALLON CAPITAL PARTNERS, L.P.


                                 NO. OF SHARES
                                 PURCHASED (P)             PRICE
       TRADE DATE                 OR SOLD (S)            PER SHARE

        01-18-00                    400 (P)                $7.50
        01-19-00                   5,200 (P)               $7.48
        01-20-00                   1,400 (P)               $7.38
        01-21-00                  21,200 (P)               $7.28
        01-24-00                   1,700 (P)               $7.25
        01-26-00                   1,300 (P)               $7.25









                              Page 28 of 35 Pages

                                   SCHEDULE B

                  FARALLON CAPITAL INSTITUTIONAL PARTNERS, L.P.


                                 NO. OF SHARES
                                 PURCHASED (P)             PRICE
       TRADE DATE                 OR SOLD (S)            PER SHARE

        01-18-00                    400 (P)                $7.50
        01-19-00                   4,800 (P)               $7.48
        01-20-00                   1,200 (P)               $7.38
        01-21-00                  16,500 (P)               $7.28
        01-24-00                   1,300 (P)               $7.25
        01-26-00                   1,000 (P)               $7.25








                              Page 29 of 35 Pages

                                   SCHEDULE C

                FARALLON CAPITAL INSTITUTIONAL PARTNERS II, L.P.


                                 NO. OF SHARES
                                 PURCHASED (P)             PRICE
       TRADE DATE                 OR SOLD (S)            PER SHARE

        01-19-00                    600 (P)                $7.48
        01-20-00                    200 (P)                $7.38
        01-21-00                   2,200 (P)               $7.28
        01-24-00                    200 (P)                $7.25
        01-26-00                    100 (P)                $7.25










                              Page 30 of 35 Pages

                                   SCHEDULE D

                     FARALLON CAPITAL INSTITUTIONAL PARTNERS III, L.P.


                                 NO. OF SHARES
                                 PURCHASED (P)             PRICE
       TRADE DATE                 OR SOLD (S)            PER SHARE

        01-18-00                    100 (P)                $7.50
        01-19-00                   1,200 (P)               $7.48
        01-20-00                    300 (P)                $7.38
        01-21-00                   4,500 (P)               $7.28
        01-24-00                    400 (P)                $7.25
        01-26-00                    200 (P)                $7.25









                              Page 31 of 35 Pages

                                   SCHEDULE E

                             TINICUM PARTNERS, L.P.


                                 NO. OF SHARES
                                 PURCHASED (P)             PRICE
       TRADE DATE                 OR SOLD (S)            PER SHARE

        01-19-00                    200 (P)                $7.48
        01-20-00                    100 (P)                $7.38
        01-21-00                    700 (P)                $7.28
        01-24-00                    100 (P)                $7.25
        01-26-00                    100 (P)                $7.25







                              Page 32 of 35 Pages

                                   SCHEDULE F

                       FARALLON CAPITAL MANAGEMENT, L.L.C.


                                 NO. OF SHARES
                                 PURCHASED (P)             PRICE
       TRADE DATE                 OR SOLD (S)            PER SHARE

        01-18-00                    500 (P)                $7.50
        01-19-00                   7,000 (P)               $7.48
        01-20-00                   1,500 (P)               $7.38
        01-21-00                  26,100 (P)               $7.28
        01-24-00                   2,000 (P)               $7.25
        01-26-00                   1,600 (P)               $7.25

        01-18-00                    100 (P)                $7.50
        01-19-00                   1,000 (P)               $7.48
        01-20-00                    300 (P)                $7.38
        01-21-00                   3,700 (P)               $7.28
        01-24-00                    300 (P)                $7.25
        01-26-00                    200 (P)                $7.25









                              Page 33 of 35 Pages

                                 EXHIBIT INDEX

EXHIBIT 1                        Power of Attorney by Mark C. Wehrly in favor of
                                 David I. Cohen
















                              Page 34 of 35 Pages

                                                                       EXHIBIT 1
                                                                              to
                                                                    SCHEDULE 13D


                                POWER OF ATTORNEY

     The undersigned hereby appoints David I. Cohen his true and lawful attorney-in-fact and agent to execute and file with the Securities and Exchange Commission any Schedule 13D, Schedule 13G, any amendments thereto or any related documentation which may be required to be filed in his individual capacity as a result of the undersigned's position as managing member of FCMLLC and/or FPLLC, and granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing which he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, may lawfully do or cause to be done by virtue hereof. The authority of David I. Cohen under this Power of Attorney shall continue with respect to the undersigned until the undersigned is no longer required to File Schedule 13Ds or 13Gs unless revoked earlier in writing.


Date: January 31, 2000               By: /s/ Mark C. Wehrly
                                        ------------------------------
                                     Name: Mark C. Wehrly












                              Page 35 of 35 Pages